                                                                    Exhibit 10.2

                            SHARE EXCHANGE AGREEMENT

            SHARE EXCHANGE AGREEMENT, dated March ____,1999 (the "Agreement"), by and among W.P. Stewart & Co. Ltd., a Bermuda company ("WPS Ltd."), and First Long Island Holdings, LLC, a limited liability company organized under the laws of Delaware ("Holdings LLC").

                                    RECITALS

            1. Holdings LLC owns all the issued and outstanding common stock, par value $. 10 per share ("FLI Inc. Common Stock"), of First Long Island Investors, Inc., a New York corporation ("FLI Inc.").

            2. Prior to the Closing (as defined below), FLI Inc. will transfer to First Long Island Investors, LLC, a limited liability company organized under the laws of Delaware ("Investors LLC"), all assets of FLI Inc., other than the Stewart-related Assets (as defined below), and Investors LLC will assume all liabilities of FLI Inc., pursuant to the terms of the Transfer Agreement (as defined below).

            3. Holdings LLC and WPS Ltd. desire to effect the exchange of 1,200,000 shares of WPS Ltd. Capital Stock (as defined below) for all the issued and outstanding FLI Inc. Common Stock.

            NOW THEREFORE, in consideration of the premises and other covenants and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings:

            "Adverse Effect" with respect to any Person shall mean a materially adverse effect on any of the business, the Share Exchange, the capital stock, the assets, or the liabilities, working capital, earnings, condition (financial or otherwise), operating results, prospects, or employee, client, customer or supplier relations of such Person, or the ability


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of such Person to perform its obligations under the Transaction Documents or to conduct its business as presently conducted or as proposed to be conducted.

            "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (b) ownership, directly or indirectly, of 10% or more of the Equity Interests of such Person.

            "Agreement" shall mean this Share Exchange Agreement, as such Agreement may be amended from time to time.

            "Closing Date" shall mean the close of business on April 30, 1999, or such other date as may be mutually agreed upon in writing by the parties hereto.

            "Consenting Party" shall mean any Person whose consent or waiver is or may be required under any Contract in connection with the Transaction Documents or the consummation by either party of any of the transactions contemplated thereby.

            "Contracts" shall mean any and all of the agreements, contracts or commitments of FLI Inc. described in the Holdings LLC Disclosure Schedules.

            "Effective Date" shall mean January 1, 1999.

            "Encumbrances" shall mean any claim, mortgage, deed of trust, restrictive covenant, reservation, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance of any kind or other rights of third parties (including, without limitation, preemptive rights), whether or not filed, recorded or otherwise perfected under applicable law, as well as the interest of any vendor, vendee or lessor or lessee under any conditional sales agreement, capital lease or other title retention agreement.

            "Environmental, Health, and Safety Liabilities" shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

            (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

            (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or


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inspection costs and expenses arising under Environmental Law or Occupational
Safety and Health Law;

            (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

            (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

            The terms "removal," "remedial," and "response action," include the types of activities covered by the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA").

            "Environmental Law" means any federal, state or local law or regulation, including permits, orders, judgments, consent decrees issued or entered into, pursuant thereto, and all common law relating to or concerning pollution or protection, protection of the environment or public health and safety.

            "Equity Interests" shall mean the capital stock, or other equity interests (including the FLI Inc. Common Stock) or options, warrants, rights to subscribe to, scrip calls, contracts, undertakings, arrangements, commitments to issue or other rights of any kind to acquire capital stock, or other equity interests of any Person.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "FLI Inc. Financial Statements" shall mean collectively the audited balance sheet of FLI Inc. as of December 31, 1998, together with the notes thereon as prepared by KPMG LLP, (the "FLI Inc. Balance Sheet") and the related statements of income and statements of stockholders' equity, retained earnings and changes in financial position or cash flows for FLI Inc. for the twelve month period ended as of December 31, 1998, together with the notes thereon, as prepared by KPMG LLP, as previously delivered to WPS Ltd. and attached hereto as Schedule 1.1(A).

            "FLI Inc. Outstanding Shares" shall mean the 10,000 shares of FLI Inc. Common Stock issued and outstanding and owned of record by Holdings LLC to be delivered by Holdings LLC to WPS Ltd. in accordance with Section 2.1 hereof.

            "Hazardous Materials" shall mean any contaminants; pollutants; toxic, radioactive or hazardous substances, wastes, chemicals, materials and constituents;


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insecticides; pesticides; special wastes; infectious waste; or any material or constituent of any of the foregoing, including, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, paint containing lead or mercury, and chemicals which are regulated as potentially causing cancer or reproductive toxicity, including, but not limited to any regulated chemical substance under any applicable Environmental Law.

            "Holdings LLC Disclosure Schedules" shall mean the schedules to this Agreement delivered to WPS Ltd. on or prior to the date hereof, which set forth exceptions to the representations and warranties contained in Article 4 hereof and certain other information called for by Article 4 hereof and other provisions of this Agreement and which are hereby made a part of this Agreement and incorporated herein by reference.

            "Holdings LLC Expenses" shall mean all costs and expenses incurred by Holdings LLC, Investors LLC or any of the Representatives or Affiliates of either in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby.

            "Indebtedness" shall mean, with respect to any Person, (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise and any commitment by which such Person insures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse, (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person insures a creditor against loss, and (d) any unsatisfied obligation of such Person to any Benefit Plan.

            "Investment" shall mean, with respect to any Person, (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or other ownership or beneficial interest (including partnership interests and joint venture interests) of any other Person, and (b) any capital contribution by such Person to any other Person.

            "Legal Requirement" shall mean any action, law, statute, treaty, rule, regulation, order, ordinance, judgment, injunction, decree, award, determination or direction of an arbitrator, court or government entity, including without limitation, any zoning, environmental and safety requirement, motor vehicle safety requirements or standards or any requirements arising thereunder.

            "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety


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and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

            "Permits" shall mean any and all of the licenses, permits and other regulatory or governmental authorizations, accreditations, approvals, waivers, consents, declarations or filings necessary or required to conduct the business of FLI Inc. as presently conducted or as proposed to be conducted or to enter into the Transaction Documents and to consummate the transactions contemplated thereby.

            "Permitted Holdings LLC Assignee" shall mean any Person who at such time is a member of Holdings LLC.

            "Permitted WPS Ltd. Assignee" shall mean any Affiliate of WPS Ltd.

            "Person" shall mean an individual, partnership, sole proprietorship, corporation, association, joint stock company, limited liability company, trust, joint venture, unincorporated organization, governmental or regulatory authority or any other entity or organization of any kind whatsoever.

            "Representative" shall mean, with respect to any Person, any officer, director, partner, shareholder, principal, attorney, accountant, consultant, financial advisor, agent, employee or other representative of such Person.

            "Servicing Agreement" shall mean an agreement between FLI LLC and WPS Ltd., in substantially the form of Exhibit A hereto.

            "Share Exchange" shall mean the exchange of the WPS Exchange Shares for the FLI Inc. Outstanding Shares provided for in Article 2 hereof.

            "Stewart-related Assets" shall mean all rights and entitlements of FLI Inc. relating to the investment advisory accounts set forth on Schedule A attached hereto managed by WPS Ltd or its affiliates, including the letter agreement dated January 11,1989 between FLI Inc. and W.P. Stewart & Co., Inc., as amended December 31, 1998 (the "Stewart Agreement"), amounts due to or accrued for FLI Inc. for any period subsequent to the date of this Agreement under the Stewart Agreement and other arrangements and the good will related to the Stewart Agreement and other arrangements.

            "Stock Restriction Agreement" shall mean an agreement between WPS Ltd. and FLI LLC, substantially in the form of Exhibit B hereto, providing for certain restrictions on the transfer of the WPS Exchange Shares and certain circumstances in which the WPS Exchange Shares will be subject to forfeiture.


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            "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, whether arising out of the transactions contemplated by the Transaction Documents or otherwise.

            "Taxes" shall mean any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the CLRC), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar taxes, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

            "Transaction Documents" shall mean this Agreement, the Servicing Agreement, the Stock Restriction Agreement, the Transfer Agreement, and all exhibits, statements, schedules, instruments, certificates and other documents and agreements to be entered into or delivered by any Person in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

            "Transfer Agreement" shall mean the agreement, effective as of August 1, 1998, between Investors LLC and FLI Inc. pursuant to which all of the assets of FLI Inc., except Stewart-related Assets, were transferred to Investors LLC, and all of the liabilities of FLI Inc. were assumed by Investors LLC.

            "Transfer Taxes" shall mean any and all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees, including without limitation any interest, penalty or addition thereto, whether disputed or not.

            "WPS Ltd. Capital Stock" shall mean the issued and outstanding shares of common stock of WPS Ltd., par value $BD.001 per share.

            "WPS Ltd. Exchange Shares" shall mean the 1,200,000 shares of WPS Ltd. voting Capital Stock to be issued by WPS Ltd. to Holdings LLC in accordance with Section 2.2 hereof.

            "WPS Ltd. Expenses" shall mean all costs and expenses incurred by WPS Ltd. or any of its Representatives and Affiliates in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.


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            "WPS Ltd. Financial Statements" shall mean, collectively, the balance sheet of WPS Ltd. as of December 31, 1998, together with the notes thereon, as audited by PriceWaterhouseCoopers LLP, the certified public accountants for WPS Ltd. (the "WPS Balance Sheet"), and the related statement of income and statement of stockholders' equity, retained earnings and changes in financial position or cash flows for WPS Ltd. for the twelve-month period ended December 31, 1998, together with the notes thereon, as audited by PricewaterhouseCoopers LLP, each as previously delivered to FLI LLC and attached hereto as Schedule 1.1(B).

            1.2 Other Defined Terms. The following terms shall have the meanings assigned to such terms in the corresponding Sections of this Agreement set forth below:

        Term                                          Section
        ----                                          -------
        Benefit Plans                                 6.2
        Closing                                       3.1
        Damages                                       9.2
        FLI Inc.                                      Preamble
        FLI Inc. Common Stock                         Preamble
        Holding LLC                                   Preamble
        Holding LLC Indemnitees                       9.2
        Indemnification Claim Notice                  9.3
        Indemnified Party                             9.3
        Indemnifying Party                            9.3
        Personnel                                     4.8
        Proceedings                                   9.3
        WPS Ltd.                                      Preamble
        WPS Ltd. Indemnitees                          9.2

                                    ARTICLE 2

                               EXCHANGE OF SHARES

            2.1 Holdings LLC Exchange of Shares. Upon the terms and subject to the conditions contained herein, and in reliance upon the representations, warranties, covenants and indemnifications contained herein, Holdings LLC hereby agrees to convey, transfer, assign and deliver to WPS Ltd., and WPS Ltd. hereby agrees to acquire from Holdings LLC, on the Closing Date and as of the Effective Date, all Holdings LLC's rights, title and interest in and to the FLI Inc. Outstanding Shares.


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            2.2 WPS Ltd. Exchange of Shares. Upon the terms and subject to the conditions contained herein, and in reliance upon the representations, warranties, covenants and indemnifications contained herein, WPS Ltd. hereby agrees to issue to Holdings LLC, on the Closing Date and as of the Effective Date, and Holdings LLC hereby agrees to acquire from WPS Ltd., the WPS Ltd. Exchange Shares.

                                    ARTICLE 3

                                     CLOSING

            3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m Eastern time on the Closing Date at the offices of Anderson Kill & Olick, P.C., 1251 Avenue of the Americas, New York, New York 10022, unless the parties otherwise agree.

            3.2 Deliveries. To effect the transfers referred to in Section 2.1 and 2.2 hereof, the following deliveries shall be made on the Closing Date:

            (i) Holdings LLC shall deliver to WPS Ltd. (or a Permitted WPS Ltd. Assignee) certificate(s) representing the FLI Inc. Outstanding Shares to be conveyed by Holdings LLC (duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank), free and clear of any and all Encumbrances.

            (ii) Holdings LLC shall deliver to WPS Ltd. all documents, agreements and certificates required to be delivered by it pursuant to this Agreement.

            (iii) WPS Ltd. shall issue to Holdings LLC (or a Permitted FLI Assignee) certificate(s) representing the WPS Ltd. Exchange Shares, evidencing the record ownership of such shares by Holdings LLC.

            (iv) WPS Ltd. shall deliver to Holdings LLC all documents, agreements and certificates required to be delivered by WPS Ltd. pursuant to this Agreement.

            (v) All instruments and documents to be executed by or on behalf of Holdings LLC and delivered to WPS Ltd. pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to WPS Ltd. All instruments and documents to be executed by or on behalf of WPS Ltd. and delivered to Holdings LLC pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Holdings LLC.


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                                    ARTICLE 4

                               REPRESENTATIONS AND
                           WARRANTIES OF HOLDINGS LLC

      4. Holdings LLC hereby represents and warrants to WPS Ltd. as follows:

            4.1 Authority; Ownership of Stock; No Conflict or Violation. Holdings LLC has all necessary power and authority to own the FLI Inc. Outstanding Shares and to enter into, deliver and carry out its obligations under the Transaction Documents. Holdings LLC has taken all action necessary to consummate the transactions contemplated thereby and to perform its obligations thereunder. Each of the Transaction Documents to which Holdings LLC is a party has been duly executed and delivered by or on behalf of Holdings LLC. Each Transaction Document to which Holdings LLC is a party is the legal, valid and binding obligation of Holdings LLC, enforceable against such Holdings LLC in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction sitting at law or in equity. Holdings LLC owns of record and beneficially all of the FLI Ltd. Outstanding Shares, free and clear of all Encumbrances. Holdings LLC does not own, of record or beneficially, any Equity Interests of FLI Inc. other than the FLI Inc. Outstanding Shares. Upon the transfer on the Closing Date by Holdings LLC to WPS Ltd. of the FLI Inc. Outstanding Shares in accordance with Section 2.1 of this Agreement, WPS Ltd. will receive good title to such shares, free and clear of all Encumbrances. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in the violation by Holdings LLC of any Legal Requirement.

            4.2 No Brokers; No Agreements to Sell. Neither FLI Inc. nor Holdings LLC, nor any Representative or Affiliate of either, has any written or oral agreement, arrangement or understanding with any Person which could result in the obligation of WPS Ltd. or FLI Inc. to pay any finder's fee, brokerage commission or similar payment in connection with any of the transactions contemplated by the Transaction Documents. Except in connection with this Agreement and the other Transaction Documents, neither FLI Inc. nor Holdings LLC has any obligation, absolute or contingent, to any other Person to sell any FLI Inc. Outstanding Shares or to enter into any agreement with respect thereto.

            4.3 Organization of Holdings LLC; No Conflict or Violation. Holdings LLC is duly formed and validly existing as a limited liability company under the laws of Delaware. All actions necessary to authorize Holdings LLC to enter into, deliver and carry out its obligations under the Transaction Documents have been taken. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in a violation of or a conflict with the certificate of formation, operating agreement or other organizational document of Holdings LLC.


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            4.4 Organization of FLI Inc.; Authority; No Conflict or Violation.
FLI Inc. is duly incorporated, validly existing and in good standing under the laws of New York and has full corporate power and authority to own its assets and properties and to enter into, deliver and carry out its obligations under the Transaction Documents to which it is a party. Each of the Transaction Documents to which FLI Inc. is a party has been duly authorized, executed and delivered by or on behalf of FLI Inc. Each Transaction Document to which FLI Inc. is a party is the legal, valid and binding obligation of FLI Inc., enforceable against FLI Inc. in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction sitting at law or in equity. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will conflict with the articles of incorporation or by-laws of FLI Inc. or any contract to which FLI Inc. is a party or by which any of the assets of FLI Inc. are bound, or will result in the violation by FLI Inc. of any Legal Requirements. FLI Inc. has obtained all qualifications to do business necessary or required under any applicable Legal Requirement as a result of the conduct of its business or the ownership of its assets or properties. The corporate minute books, registers and other corporate books and records of FLI Inc. are each correct, current, and complete in all material respects, nothing has been removed from such books and records, and the signatures appearing on all documents contained therein are the true signatures of the Persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with all applicable Legal Requirements. Except as disclosed on Schedule 4.4 hereto, FLI Inc. does not own any Equity Interests of, nor is it in any manner affiliated (whether through an Investment or other participation of any kind) with any Person.

            4.5 Capitalization of FLI Inc. The authorized capital of FLI Inc. consists solely of 100,000 shares of FLI Inc. Common Stock, 10,000 of which are issued and outstanding. All of the issued and outstanding shares of FLI Inc. Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. There are no subscriptions, options, warrants, calls, commitments or other rights of any kind outstanding for the purchase of, nor any securities convertible or exchangeable for shares of FLI Inc. Common Stock or other Equity Interests of FLI Inc.

            4.6 Authorization; Binding Effect. FLI Inc. has all necessary corporate power and authority to own, lease and operate the assets owned by it and to conduct the business presently conducted by it.

            4.7 Absence of Certain Changes or Events. Since December 31, 1998, except as otherwise expressly permitted pursuant to this Agreement and the Transfer Agreement, there has not been any:


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

            (a) material adverse change in the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business, prospects, or operating results of FLI Inc.;

            (b) declaration, setting aside or payment by FLI Inc. of dividends or distributions in respect of any FLI Inc. Common Stock or other Equity Interests of FLI Inc. or any redemption, purchase or other acquisition of any such FLI Inc. Common Stock or other Equity Interests of FLI Inc.;

            (c) loan or advance of any funds or any of the assets or other property of FLI Inc. to, or guarantee by FLI Inc. for the benefit of, or any Investment by FLI Inc. of any funds or other property in, any other Person;

            (d) other event or condition of any character which, in any one case or in the aggregate, has resulted in an Adverse Effect with respect to FLI Inc. or any event or condition which could, in any one case or in the aggregate, result in an Adverse Effect with respect to FLI Inc.; or

            (e) agreement by FLI Inc. to do any of the foregoing, as applicable.

            4.8 No Tangible Assets. Except as set forth on Schedule 4.8, FLI Inc. does not own any real estate, fixtures, furniture, equipment or other tangible assets.

            4.9 Contracts and Commitments. Except as set forth on Schedule 4.9, FLI Inc. is not a party to any written or oral agreement or commitment of any kind.

            4.10 FLI Inc. Financial Statements. The FLI Inc. Financial Statements have heretofore been delivered to WPS Ltd. The FLI Inc. Financial Statements are complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied and in accordance with the books and records of FLI Inc., accurately reflect the assets, liabilities and financial condition and results of operations of FLI Inc. and contain and reflect all necessary adjustments for a fair representation of the FLI Inc. Financial Statements as of the dates and for the periods covered thereby. All of the assets reflected in such financial statements other than the Stewart-related Assets have been transferred to Investors LLC pursuant to the Transfer Agreement, and all liabilities reflected in such financial statements have been assumed by Investors LLC pursuant to the Transfer Agreement.

            4.11 Liabilities. FLI Inc. does not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for such contingent liabilities that are to be assumed by Investors LLC pursuant to the Transfer Agreement.


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

            4.12 Taxes

            (a) FLI Inc. has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by them or their subsidiaries (taking into account all extensions heretofore granted), either separately or as a member of an affiliated group, pursuant to applicable Legal Requirements.

            (b) Timely S corporation elections were filed by FLI Inc. with the IRS and applicable state authorities, and prior to the date hereof, no event has occurred that would result in a loss of FLI Inc.'s S corporation status. FLI Inc. has timely paid all Taxes due with respect to its operations.

            (c) All Tax Returns filed by FLI Inc. are true, correct, and complete. There is no tax sharing agreement that will require any payment by FLI Inc. after the date of this Agreement.

            4.13 Compliance with Law. FLI Inc. has complied in all respects with all applicable Legal Requirements. FLI Inc. has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any of such applicable Legal Requirements, and has no reason to anticipate that any presently existing circumstances are likely to result in violations of any applicable Legal Requirements. The items described on Schedule 4.13 constitute all of the consents, filings, notices, Permits, and the like with any governmental or regulatory entity which are required to be given, obtained or made by FLI Inc. or Holdings LLC to permit the consummation of the transaction contemplated by the Transaction Documents.

            4.14 Legal Proceedings; Orders.

            (a) Except as set forth in Schedule 4.14, there is no pending proceeding:

                  (i) that has been commenced by or against FLI Inc. or that otherwise relates to or may affect the business of, or any of the assets owned or used by, FLI Inc.; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

            (b) Except as set forth in Schedule 4.14:

                  (i) there is no judgment, writ, decree, injunction or order to which FLI Inc., or any of the assets owned or used by FLI Inc., is subject;

                  (ii) neither FLI Inc. nor Holdings LLC is subject to any judgment, writ, decree, injunction or order that relates to the business of, or any of the assets owned or used by, FLI Inc.; and

                  (iii) no officer, director, agent, or employee of FLI Inc. is subject to any judgment, writ, decree. injunction or order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of FLI Inc.

            (c) FLI Inc. is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against FLI Inc.

            4.15 Environmental Matters.

            (a) FLI Inc. has been operated in material compliance with each Environmental Law applicable to FLI Inc. and the conduct or operation of FLI Inc.'s business.

            (b) FLI Inc. has not received (or has any reason to believe that it will receive) any written notice of any citation, directive, order, summons or warning alleging liability of FLI Inc. under any Environmental Law or relating to any Hazardous Materials or any notice that any environmental Permit cannot be renewed in the ordinary course of business.

            (c) Neither FLI Inc., nor any other Person for whose conduct it may be held responsible, has any Environmental, Health and Safety Liabilities.

            (d) There are no Hazardous Materials in material quantity present on or in the environment at any property owned or under the control of FLI Inc. or for which FLI Inc. is responsible, or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such properties, or incorporated into any structure therein or thereon except in material compliance with all applicable Environmental Laws.

            (e) Neither FLI Inc. nor any other Person for whose conduct it is or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any activity conducted with respect to any properties or assets (whether real, personal, or mixed) of FLI Inc., except in full compliance with all applicable Environmental Laws.

            4.16 Investment Intent. Holdings LLC will acquire the WPS Ltd Exchange Shares for its own account and not with or view to their distribution within the meaning of Section 2(11) of the Securities Act.

            4.17 Misstatements or Omissions. No representations or warranties by Holdings LLC in any of the Transaction Documents contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. FLI LLC has disclosed to WPS Ltd. all material events, conditions and facts affecting the assets, the earnings, the business and the condition (financial or otherwise) of FLI Inc., and a Representative of FLI Inc. has made himself available to WPS Ltd for the purpose of answering any questions that may have arisen as a result of such disclosures.

                                    ARTICLE 5

                               REPRESENTATIONS AND
                             WARRANTIES OF WPS LTD.

            WPS Ltd. hereby represents and warrants to Holdings LLC as follows:

            5.1 Organization. WPS Ltd. is a corporation duly organized, validly existing and in good standing under the laws of Bermuda and has full corporate power and authority to conduct its business as is presently being conducted and to own and lease its properties and assets and to enter into, deliver and carry out its obligations under the Transaction Documents.

            5.2 Authorization. WPS Ltd. had taken all necessary corporate action to consummate the transactions contemplated by the Transaction Documents and to perform its obligations thereunder. Each of the Transaction Documents to which WPS Ltd. is a party has been duly executed and delivered by WPS Ltd. and is a valid and binding obligation of WPS Ltd. enforceable against WPS Ltd. in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and by the application of equitable principles by courts of competent jurisdiction sitting at law or in equity.

            5.3 Issuance and Ownership of WPS Ltd. Exchange Shares. Upon the issuance by WPS Ltd. on the Closing Date to Holdings LLC of the WPS Ltd. Exchange Shares, Holdings LLC will receive good title to such WPS Ltd. Exchange Shares. Such WPS Ltd. Exchange Shares have been duly authorized and are validly issued, fully paid and non-assessable.

            5.4 Certain Consents and Approvals. Except as set forth on Schedule 5.4, no consents, filings, notices, or Permits are required to be given, made or obtained by WPS Ltd. in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby.

            5.5 No Brokers. Neither WPS Ltd. nor any of its Representatives or Affiliates has any written or oral agreement, arrangement or understanding with any Person which will result in the obligation of FLI Inc. or Holdings LLC to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by the Transaction Documents.

            5.6 No Conflict or Violation. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in (a) a violation of or a conflict with any provision of the articles of organization or bye-laws of WPS Ltd., (b) a breach of, or a default under, any term or provision of any contract, agreement, Indebtedness, lease, commitment, franchise, Permit, authorization or concession to which WPS Ltd. is a party or (c) a violation by WPS Ltd. of any applicable Legal Requirement.

            5.7 WPS Ltd. Financial Statements. The WPS Ltd. Financial Statements have heretofore been delivered to Holdings LLC. The WPS Ltd. Financial Statements are complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied and in accordance with the books and records of WPS Ltd., accurately reflect the assets, liabilities and financial condition and results of operations indicated thereby and contain and reflect all necessary adjustments for a fair representation of the WPS Ltd. Financial Statements as of the dates and for the periods covered thereby.

            5.8 Absence of Certain Changes or Events. Since December 31, 1998, except as otherwise expressly permitted pursuant to this Agreement, there has not been any:

            (a) material adverse change in the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business, prospects, or operating results of WPS Ltd.;

            (b) failure to operate its business in the ordinary course and consistent with past practices and to preserve its business intact;

            (c) change in accounting methods or practices by WPS Ltd. affecting its assets, earnings, reserves, working capital, prospects, liabilities or business;

            (d) revaluation by WPS Ltd. of any of its assets or properties, including without limitation, writing off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices;

            (e) material damage, destruction or loss of or to any of the assets, properties, condition (financial or otherwise) or prospects of WPS Ltd.; or

            (f) liabilities incurred by WPS Ltd. not in the ordinary course of business and consistent with past practices or any increase or change by WPS Ltd. in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves.

            5.9 Litigation. There is no material action pending or, to the best knowledge of WPS Ltd., threatened or anticipated against (i) WPS Ltd. or (ii) the transactions contemplated by the Transaction Documents.

            5.10 Liabilities. WPS Ltd. has no material liabilities or obligations (absolute, accrued, contingent or otherwise), except (i) liabilities which are reflected and adequately reserved against on the WPS Ltd. Balance Sheet, and (ii) liabilities incurred in the ordinary course of business and consistent with past practices since December 31, 1998.

            5.11 Misstatements or Omissions. No representations or warranties by WPS Ltd. in any of the Transaction Documents contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                    ARTICLE 6

                            COVENANTS OF HOLDINGS LLC

            6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, FLI Inc. will: (a) afford WPS Ltd and its Representatives full and free access to, at reasonable times and upon prior notice, FLI Inc.'s personnel, properties, contracts, books and records, and other documents and data during normal business hours, (b) permit WPS Ltd and its Representatives to make copies of all such contracts, books and records, and other existing documents and data as WPS Ltd may reasonably require, and (c) furnish WPS Ltd and its Representatives with such additional financial, operating, and other data and information as WPS Ltd may reasonably request.

            6.2 Benefit Plans. Investors LLC, has expressly assumed, and has caused FLI Inc. to be relieved of, sponsorship of and all obligations and responsibilities under all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave, leave without compensation, bonus and other incentive plans, all medical, vision, dental and other health plans, all life insurance, death benefit, disability and cafeteria plans, all other employee benefit plans and other fringe benefit plans, and all other written or unwritten employee plans, programs, arrangements, agreements or understandings or commitments (whether arrived at through collective bargaining or otherwise), whether formal or informal, whether funded or unfunded, and whether legally binding or not, including, without limitation, all "employee benefit plans," as that term is defined in Section 3(3) of ERISA, which are maintained, sponsored in whole or in part, or contributed to or required to be contributed to by FLI Inc., for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, director, independent contractor, shareholder, officer, consultant, or other beneficiary, or dependent, spouse or other family member of any of the above (such plans, programs, arrangements, understandings and commitments shall be collectively referred to herein as "Benefit Plans").

            6.3 Notification. Between the date of this Agreement and the Closing Date, Holdings LLC will promptly notify WPS Ltd. in writing if Holdings LLC or FLI Inc. becomes aware of any fact or condition that causes or constitutes a material breach of any of Holdings LLC's representations and warranties as of the date of this Agreement, or if Holdings LLC or FLI Inc. becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any fact or condition require any change in the FLI LLC Disclosure Schedules, if the Holdings LLC Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, Holdings LLC will promptly deliver to WPS Ltd. a supplement to the Holdings LLC Disclosure Schedules specifying such change. During the same period, Holdings LLC will promptly notify WPS Ltd. of the occurrence of any breach of any covenant of Holdings LLC in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

                                    ARTICLE 7

                              COVENANTS OF WPS LTD.

            7.1 Access and Investigation. Between the date of this Agreement and the Closing Date, WPS Ltd. will afford Holdings LLC and its Representatives full and free access to, at reasonable times and upon prior notice, WPS Ltd.'s personnel, properties, contracts, books and records, and other documents and data during normal business hours.

            7.2 Notification. Between the date of this Agreement and the Closing Date, WPS Ltd. will promptly notify Holdings LLC in writing if WPS Ltd. becomes aware of any fact or condition that causes or constitutes a material breach of any of WPS Ltd.'s representations and warranties as of the date of this Agreement, or if WPS Ltd. becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any fact or condition require any change in the WPS Ltd. Disclosure Schedules, if the WPS Ltd Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, WPS Ltd. will promptly deliver to Holdings LLC a supplement to the WPS Ltd. Disclosure Schedules specifying such change. During the same period, WPS Ltd. will promptly notify Holdings LLC of the occurrence of any breach of any covenant of WPS Ltd in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

            7.3 Continued Operations. During the period commencing on the date hereof and ending on the second anniversary of the Closing Date, WPS Ltd will
(a) continue its active trade or business outside the United States and (b) take no action which would increase the likelihood that it will (i) substantially dispose of or discontinue such trade or business or the trade or business of FLI Inc., or (ii) begin to wind up operations of WPS Ltd or FLI Inc. in anticipation of dissolution or liquidation.

                                    ARTICLE 8

                                CONDITIONS TO THE
                           OBLIGATIONS OF HOLDINGS LLC

            The obligations of Holdings LLC to transfer the FLI Inc. Outstanding Shares to WPS Ltd. on the Closing Date are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

            8.1 Representations, Warranties and Covenants. All representations and warranties of WPS Ltd. contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and WPS Ltd. shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to the Closing Date. There shall be delivered to Holdings LLC a certificate signed by the President, the Chief Financial Officer or a Vice President of WPS Ltd. to the foregoing effect.

            8.2 Permits and Consents. All Permits, consents of Consenting Parties and all notices or filings necessary or required to permit the transactions contemplated by the Transaction Documents shall have been made or obtained.

            8.3 No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other Person shall have been instituted which questions the validity or legality of the transactions contemplated by the Transaction Documents.

            8.4 Certificates. WPS Ltd. shall have delivered to Holdings LLC (a) such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by Holdings LLC, (b) a certificate of good standing of WPS Ltd and (c) a certificate of incumbency with respect to each officer of WPS Ltd. who has executed any of the Transaction Documents on behalf of WPS Ltd.

            8.5 Corporate Documents. Holdings LLC shall have received from WPS Ltd resolutions adopted by the board of directors of WPS Ltd. approving the Transaction Documents to which WPS Ltd. is a party and the transactions contemplated thereby, and copies of the articles of organization and bye-laws of WPS Ltd. as in effect on the Closing Date, in each case certified to be true and complete by the corporate secretary of WPS Ltd.

            8.6 Compliance with Legal Requirements. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any applicable Legal Requirement or subject FLI Inc. or Holdings LLC to any penalty, liability or other onerous condition arising out of any such Legal Requirement.

            8.7 Servicing Agreement. Holdings LLC shall have received evidence satisfactory to it that the Servicing Agreement has been fully executed by or on behalf of WPS Ltd.

            8.8 Legal Opinion. Holdings LLC shall have received from WPS Ltd an opinion from Appelby, Spurling & Kempe, Bermuda counsel for WPS Ltd, reasonably satisfactory to Holding LLC as to the matters set forth in Section 5.3 above.

            8.9 Seilern Acquisition. WPS Ltd shall have acquired Seilern Investment Management Limited and Seilern Investment Management (Ireland) Ltd.

                                    ARTICLE 9

                    CONDITIONS TO THE OBLIGATIONS OF WPS LTD.

            The obligations of WPS Ltd. to issue the WPS Ltd. Exchange Shares to Holdings LLC on the Closing Date are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

            9.1 Representations, Warranties and Covenants. All representations and warranties of Holdings LLC contained in this Agreement shall be true and correct at and as of the Closing Date, and Holdings LLC shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to WPS Ltd. certificates, signed by the Managing Member, the President, the Chief Financial Officer or a Vice President of Holdings LLC to the foregoing effect.

            9.2 Permits and Consents. All Permits, consents of Consenting Parties and all notices or filings necessary or required to permit the transactions contemplated by the Transaction Documents shall have been made or obtained.

            9.3 No Governmental Proceeding or Litigation. No action shall have been instituted or threatened by any governmental or regulatory authority or other Person which questions the validity or legality of the transactions contemplated by the Transaction Documents.

            9.4 Compliance with Legal Requirements. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject WPS Ltd. or FLI Inc. to any penalty, liability or other onerous condition arising out of any such Legal Requirement.

            9.5 Stock Restriction Agreement. WPS Ltd. shall have entered into the Stock Restriction Agreement, with Holdings LLC providing for certain restrictions on the transfer of the WPS Ltd. Exchange Shares and certain circumstances under which ownership of WPS Ltd. Exchange Shares by Holdings LLC will be subject to forfeiture.

            9.6 Transfer Agreement. Holdings LLC and FLI Inc. shall have entered into the Transfer Agreement in such form as is reasonably satisfactory to WPS Ltd. and WPS Ltd. shall have received a fully-executed copy of the Transfer Agreement.

            9.7 Certificates and Documents. Holdings LLC shall have delivered to WPS Ltd. such documents and certificates of Holdings LLC and its Managing Member to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by WPS Ltd., including without limitation:

            (a) a certificate of Holdings LLC dated the Closing Date, certifying that the conditions specified in this Article 9 have been fully satisfied;

            (b) copies of resolutions, certified by the appropriate officers, duly adopted by FLI Inc. and copies of consents executed by the Managing Member of Holdings LLC, authorizing their respective execution, delivery and performance of the Transaction Documents to which they are a party and the consummation of all transactions contemplated by the Transaction Documents;

            (c) certificates as to the good standing (or other certificates relating to the right to do business) of FLI Inc. and Holdings LLC, from New York, Delaware and every other jurisdiction in which the failure of FLI Inc. and/or Holdings LLC to be qualified to do business would result in a material adverse effect on either of them;

            (d) such instruments of conveyance of the FLI Inc. Outstanding Shares reasonably requested by WPS Ltd. in order to effect the transfer to WPS Ltd. of the FLI Inc. Outstanding Shares;

            (e) articles of incorporation and by-laws of FLI Inc. and the certificate of formation and operating agreement of Holdings LLC, each certified to be true and complete as of the Closing Date by their corporate secretary or Managing Member, as the case may be;

            (f) a certificate of incumbency with respect to each officer of FLI Inc. and Holdings LLC who has executed any of the Transaction Documents on behalf of such Person; and

            (g) such other documents relating to the transactions contemplated by the Transaction Documents as WPS Ltd. reasonably requests.

            9.8 Due Diligence. WPS Ltd, shall have obtained from FLI Inc. and Holdings LLC copies of any and all corporate documents, audit reports, financial statements, Permits, applications for Permits and all other information or documents requested WPS Ltd., and WPS Ltd. shall, upon the review thereof, deem that such items and information fully meet WPS Ltd.'s satisfaction in its sole and absolute discretion.

                                   ARTICLE 10

                                 INDEMNIFICATION

            10.1 Survival of Representations, etc. All statements contained in the Holdings LLC Disclosure Schedules or in any other schedule, certificate or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of WPS Ltd. and Holdings LLC contained herein or in any instrument delivered pursuant to this Agreement shall, without regard to any investigation made by any of the parties hereto, survive the Closing Date for the period of any applicable statute of limitations (after giving effect to any extensions or waivers thereof). Anything to the contrary contained in this Agreement notwithstanding, the termination or expiration of any representation or warranty or indemnification obligation under this Article 10 shall not affect any claims made, with reasonable specificity, in writing by any Indemnified Party (as defined below) hereunder prior to such expiration or termination. All covenants and agreements of the parties contained in this Agreement shall survive the Closing Date.

            10.2 Indemnification.

            (a) In addition to any other right or remedy available to WPS Ltd. at law or in equity, Holdings LLC shall indemnify WPS Ltd. and its Affiliates, Representatives and permitted successors and assigns (collectively, the "WPS Ltd. Indemnitees") against, and hold each WPS Ltd. Indemnitee harmless from, any diminution in value, demand, damage, claim, action, cause of action, deficiency, fine, liability, Tax or other loss or expense including, without limitation, interest, penalties and attorneys' fees and expenses (collectively, "Damages") arising out of or resulting from any inaccuracy, misrepresentation or breach of any representations or warranties made by Holdings LLC contained in any of the Transaction Documents or the nonfulfillment of any covenant or agreement of Holdings LLC contained in any of the Transaction Documents, including any Damages arising out of transactions entered into or events occurring prior to the Closing.

            (b) In addition to any other right or remedy available to Holdings LLC, at law or in equity, WPS Ltd. shall indemnify Holdings LLC and its Representatives and permitted assigns (collectively, the "Holdings LLC Indemnitees") against, and hold each Holdings LLC Indemnitee harmless from any Damages arising out of or resulting from any inaccuracy, misrepresentation or breach of any representations or warranties of WPS Ltd. contained in any of the Transaction Documents or the nonfulfillment of any covenant or agreement of WPS Ltd. contained in any of the Transaction Documents, including any Damages arising out of transactions entered into prior to the Closing.

            The term "Damages" as used in this Section 10.2 is not limited to matters asserted by any Persons against WPS Ltd. or Holdings LLC, but includes Damages incurred or sustained by WPS Ltd or Holdings LLC in the absence of claims by other Persons.

            10.3 Indemnification Procedures.

            (a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 10.2 (an "Indemnified Party") must give any party hereto from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim or potential claim (a "Proceeding") against or involving the Indemnified Party by any government entity or other Person or otherwise discovers or becomes aware of the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve any Indemnifying Party of its obligations pursuant to Section 10.2.

            (b) Control of Defense. With respect to the defense of any Proceeding against or involving an Indemnified Party in which a governmental entity or other Person in question seeks only the recovery of a sum of money for which indemnification is provided, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party; provided that before the Indemnifying Party assumes control of such defense it must first:

                  (i) enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying

      Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Damages relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification; and

                  (ii) furnish the Indemnified Party with reasonable assurance that the Indemnifying Party has the financial capacity to defend such Proceeding and to satisfy any such liability.

            (c) Control of Defense; Exceptions, etc. The Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense). The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the fees and expenses of legal counsel retained by the Indemnified Party, if:

                  (i) the Indemnified Party reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects,

                  (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnifying Party and the Indemnifying Party in such Proceeding, or

                  (iii) the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; and

                  (iv) the Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such Proceeding or ceasing to defend such Proceeding.

            10.4 No Right of Contribution. After the Closing, FLI Inc. shall not have any liability to indemnify Holdings LLC on account of a misrepresentation or the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of Holdings LLC; and FLI LLC shall not have any right to seek contribution against FLI Inc.

            10.5 Limitation on Indemnification. Notwithstanding anything to the contrary in the previous provisions of this Article 10, Holdings LLC shall not be liable to WPS Ltd. for any Damages until the cumulative aggregate amount of such Damages exceeds

$200,000 (the "Minimum Amount"), after which Holdings LLC shall be liable with respect to all Damages (and not merely the Damages in excess of the Minimum Amount), and the cumulative aggregate indemnity obligation of Holdings LLC pursuant to this Agreement shall in no event exceed the fair market value of the WPS Ltd Exchange Shares; provided, however, that for purposes of this Section
10.5 only, the term "WPS Ltd Exchange Shares" shall not include any such shares that have been reacquired by WPS Ltd pursuant to the Stock Restriction Agreement on or prior to the date on which the indemnity obligation of Holdings LLC is determined.

                                   ARTICLE 11

                                  MISCELLANEOUS

            11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by written agreement of WPS Ltd. and Holdings LLC;

            (b) by WPS Ltd., if either Holdings LLC or FLI Inc. is in breach of any of its respective obligations pursuant to the Transaction Documents or if any representation or warranty of either Holdings LLC or FLI Inc. contained therein is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of WPS Ltd. set forth in any Transaction Document); or

            (c) by Holdings LLC, if WPS Ltd. is in breach of its obligations pursuant to the Transaction Documents or if any representation or warranty of WPS Ltd. contained therein is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of Holdings LLC set forth in this Agreement or in any of the other Transaction Documents).

            Any termination of this Agreement pursuant to clause (b) or (c) will be effected by written notice from the terminating party to the other party. Any termination of this Agreement pursuant to clause (b) or (c) will not terminate the liability of any party hereto for any willful failure of any party to have performed any of its obligations hereunder or for any knowing misrepresentation made by any party of any matter set forth in this Agreement or any other Transaction Document which exists at the time of such termination.

            11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; provided, however, that Holdings LLC may assign its right to receive WPS Ltd. Exchange Shares hereunder to any Permitted Holdings LLC Assignee if such Permitted

Holdings LLC Assignee has executed and delivered to WPS Ltd. a written undertaking by which it agrees to be bound by the terms of the Stock Restriction Agreement relating to such shares and provided further that WPS Ltd. may assign its right to receive FLI Inc. Outstanding Shares hereunder to any Permitted WPS Ltd. Assignee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

            11.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier or by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

        If to Holdings LLC:    First Long Island Holdings, LLC
                               1 Jericho Plaza
                               Jericho, New York 11573
                               Attention: Bruce. A. Siegel, Esq.
                               Telephone: (516) 935-1200
                               Facsimile: (516) 935-1274

        With a copy to:        Whitman Breed Abbott & Morgan LLP
                               200 Park Avenue
                               New York, NY 10166
                               Attention: David F. Kroenlein, Esq.
                               Telephone: (212) 351-3026
                               Facsimile: (212) 351-3131

        If to WPS Ltd.:        W.P. Stewart & Co., Ltd.
                               129 Front Street, 5th Floor
                               P.O. Box HM 2905
                               Hamilton HM LX
                               Bermuda
                               Telephone: (441) 299-5454
                               Facsimile: (441) 299-6566

        With a copy to:        Anderson Kill & Olick, P.C.
                               1251 Avenue of the Americas
                               New York, N.Y. 10020-1182
                               Attention: Michael W. Stamm, Esq.
                               Telephone: (212) 278-1702
                               Facsimile: (212) 278-1733

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

            All such notices, requests, instructions, documents and other communications will (i) if delivered personally to the address as provided in this Section 11.3, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 11.3, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 11.3, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such communication is to be delivered pursuant to this
Section 11.3).

            11.4 Choice of Law. This Agreement shall be construed and interpreted and the rights of the parties hereto shall be determined in accordance with the laws of Bermuda, without giving effect to any choice of law or conflict provision or rule (whether of Bermuda or any other jurisdiction) that would cause the laws of any jurisdiction other than Bermuda to be applied. In furtherance of the foregoing, the internal law of Bermuda will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

            11.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (which form a part of this Agreement and are incorporated into this Agreement for all purposes), constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

            11.8 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

            11.9 Singulars and Plurals. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural, in each case, as applicable.

            11.10 Expenses. Holdings LLC shall be responsible for Holdings LLC Expenses, and WPS Ltd. shall be responsible for WPS Ltd. Expenses.

            11.11 Publicity. Unless required to do so by applicable law or legal process, prior to the Closing Date, no party hereto shall issue any press release or make any public statement regarding the Transaction Documents or the transactions contemplated thereby without the prior written approval of the other parties (which approval may not be unreasonably withheld or delayed). If any party hereto is required by law or legal process to make any public statement regarding the Transaction Documents or the transactions contemplated thereby, such party must first provide to the other parties the content of the proposed public statement, the reasons that such disclosure is required by law or legal process, and the time and place that the public statement will be made, in each case to the extent permitted by law or legal process and to the extent reasonably practicable.

            11.12 Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any party hereto will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

            11.13 Confidential Information. The parties hereto acknowledge that the transactions contemplated by this Agreement are of a confidential nature. Each party hereto further acknowledges that, in connection with the negotiation of the Transaction Documents and the preparation for the consummation of the transactions contemplated thereby, it will have access to confidential information relating to the other parties. The parties hereto agree that they will treat as confidential, will not duplicate (except to their respective Representatives in connection with the transactions contemplated by the Transaction Documents) or use, and will maintain the confidentiality of (and will use their respective best efforts to cause and be responsible for the Representatives of such party to maintain the confidentiality of), any written, oral, or other information obtained from the other parties in connection with the Transaction Documents or the transactions contemplated thereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by the Transaction Documents, or (c) the furnishing or use of such information is required by applicable law or legal process. In the event of the termination of this Agreement for any reason whatsoever, each party hereto shall destroy or return to the other all parties documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated by the Transaction Documents and will keep confidential (and will so instruct and be responsible for its Representatives and others who have had access to confidential information) and will not use any such information, unless such information is now, or is hereafter, disclosed through no act or omission of such party, in any manner making it available to the general public.

            11.14 Effective Date. The parties agree that notwithstanding the actual Closing Date, the transactions contemplated by the Transaction Documents shall be deemed to have been consummated at the Effective Date.

            11.15 Further Assurances. On and after the Closing Date, each party will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their behalf by their respective officers thereunto duly authorized, as of the day and year first above written.


                                      W.P. STEWART & CO. LTD.

                                      By: /s/ John C. Russell
                                          --------------------------------------
                                          Name: John C. Russell
                                          Title: MANAGING DIRECTOR


                                      FIRST LONG ISLAND HOLDINGS, LLC

                                      By: /s/ Robert S. Rosenthal
                                          --------------------------------------
                                          Name:  Robert S. Rosenthal
                                          Title: Manager

                                                                       EXHIBIT A

                          ACCOUNT SERVICING AGREEMENT

     This Account Servicing Agreement dated as of January 1, 1999 is between W.P. Stewart Asset Management (NA), Inc., a Delaware corporation ("WPS-NA", formerly known as First Long Island Investors, Inc.) and First Long Island Investors, LLC, a Delaware limited liability company ("FLII-LLC").

                                    RECITALS

     WPS-NA wishes to retain FLII-LLC to perform the services described herein with respect to the Serviced Accounts (as defined below).

                                ----------------

     In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, WPS-NA and FLII-LLC agree as follows:

     1.   Definitions.   The following terms shall have the following meanings
when used herein:

          "Eligible Additional Contribution" shall mean an additional contribution made after January 1, 1999 to either an Original Account or an Eligible New FLI Account, subject in each case to the following conditions:
     (i) each new contribution shall be eligible to be included in the accounts with respect to which fees are payable to WPS-NA under the WPS-NA Fee Agreement and (ii) FLI-LLC shall have confirmed that no split of investment advisory, management or performance fees with respect to such additional contribution is payable to FLI-LLC or its affiliates under any other fee sharing agreement.

          "Eligible New FLI Account" shall mean each new client account that at any time subsequent to January 1, 1999 becomes an account that (i) is eligible to be included in the accounts with respect to which fees are payable to WPS-NA under the WPS-NA Fee Agreement and (ii) FLII-LLC has confirmed is not an account with respect to which FLII-LLC or any of its affiliates is entitled to a split of investment advisory, management or performance fees under any other fee sharing agreement.

          "Original Account" shall mean each of the money management accounts listed on the schedule attached hereto.

          "Serviced Account" shall mean each Original Account and Eligible New FLI Account, including any Eligible Additional Contributions to either.

          "WPS-NA Fee Agreement" shall mean the letter agreement dated January 11, 1989 between WPS-NA (then known as First Long Island Investors, Inc.)

       and WPS Ltd (as successor by merger to WPS, Inc.), as amended December 31, 1998.

          "WPS Ltd" shall mean W.P. Stewart & Co. Ltd., a Bermuda company.

          "WPS Inc." shall mean W.P. Stewart & Co., Inc., a Delaware corporation that merged with and into WPS Ltd effective as of July 1, 1998.

       2. Services. FLII-LLC shall perform the following services with respect to the Serviced Accounts:

          (a) receive and review duplicates of all transactions and correspondence relating to Serviced Accounts sent to owners of such accounts by
(i) WPS Ltd or any of its affiliates or (ii) Neuberger Berman LLC, as custodian, or any other custodian appointed with respect to any Serviced Account;

          (b) review on a weekly basis the performance of Serviced Accounts;

          (c) meet on a regular periodic basis with the owners of Serviced Accounts to review the performance of those accounts and to explain the investment philosophy utilized in the management of such accounts;

          (d) answer clients' questions regarding Serviced Accounts; and

          (e) where applicable, coordinate any tax considerations applicable to a Serviced Account.

       3. Compensation. As compensation for its services hereunder. WPS-NA shall pay to FLII-LLC a quarterly fee computed by multiplying (i) the total value of the Serviced Accounts as of the close of business on the first business day of a calendar quarter by (ii) .00025% (2.5 basis points). The fee with respect to any quarter shall be payable not later than the day forty-five (45) days after the first day of such quarter.

       4. Termination. This Agreement may be terminated by either party (i) at any time that there are no Serviced Accounts or (ii) by the delivery of written notice of termination in the event of a material breach by the other party of its obligations hereunder.

       5. Certain Regulatory Matters. FLII-LLC shall perform its obligations hereunder in accordance with all laws and rules applicable to it and shall not engage in any activities for itself or on behalf of WPS-NA or any affiliate of WPS-NA in any state or jurisdiction in which such activities would be unlawful.

       6. No Advertising. FLII-LLC acknowledges that WPS-NA does not permit any advertising or sales literature relating to it or its affiliates, or its or their business, and agrees to abide by such prohibition.

     7. Notices. Any notice or communication given by either party in connection with this Agreement shall be in writing and delivered to the other party by registered or certified mail, postage prepaid, as follows:

          (a)  If to WPS-NA, to:

               W.P. Stewart Asset Management (NA), Inc.
               527 Madison Avenue
               New York, NY 10022
               Attention: John C. Russell

          (b)  IF to FLII-LLC, to:

               First Long Island Investors, LLC
               1 Jericho Plaza
               Jericho, NY 11573
               Attention: Bruce A. Siegel, Esq.

or to such other address as either party shall furnish by written notice sent to the other in accordance with the provisions of this Section.

     8. Assignment. The obligations of each party hereto are personal and neither they, nor this Agreement, may be assigned or transferred in any manner whatsoever, in whole or in part, nor are such obligations or such Agreement subject to involuntary alienation, assignment or transfer; provided, however, that WPS-NA may assign this Agreement and its obligations hereunder to any affiliate that has the right to receive fees under the WPS-NA Fee Agreement.

     9. Further Assurances. Each of the parties hereto shall cooperate to implement and effectuate the provisions of this Agreement and shall execute and deliver all additional documents and instruments, and shall do any and all acts and things reasonably requested in connection with the performance of the obligations undertaken in this Agreement and otherwise to effectuate in good faith the intent of the parties under this Agreement.

     10. Governing Law; Jurisdiction. This Agreement shall be governed by and construed under and in accordance with the laws of New York without referenced to choice of law provisions thereof.

     11. Legal Costs. In the event either party brings any legal action or proceeding, including arbitration, to enforce the obligations of the other party pursuant to this Agreement, the losing party in any such action shall reimburse the prevailing party for the costs, including without limitation fees and disbursements of counsel, incurred by the prevailing party in connection with such action or proceeding.

     12. Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any written or oral agreement between WPS-NA and Solicitor relating thereto. This Agreement may be changed only by a written instrument signed by both of the parties.

     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     14. Severability. If any one or more provisions of this Agreement shall be declared illegal or unenforceable under any law, rule or regulation of any federal, state or local government, or any agency of bureau thereof, having jurisdiction over either of the parties hereto, such illegality or unenforceability shall not affect the validity and enforceability of the other provisions hereof, and the parties shall use reasonable efforts to modify this Agreement, to the extent possible, so as to eliminate such invalidity.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.






W.P. STEWART ASSET                           FIRST LONG ISLAND INVESTORS LLC
MANAGEMENT (NA), INC.



By: /s/ John C. Russell                      By:  /s/ Robert D. Rosenthal
    ------------------------                      --------------------------
Name: John C. Russell                        Name:  Robert D. Rosenthal
      ----------------------                        ------------------------
Title:                                       Title: Manager
      ----------------------                        ------------------------

                                                                       EXHIBIT B


                          STOCK RESTRICTION AGREEMENT


       STOCK RESTRICTION AGREEMENT, dated as of                , 1999 (the
"Agreement") between W.P. Stewart & Co. Ltd., a Bermuda company ("WPS Ltd") and First Long Island Holdings, LLC, a limited liability company organized under the laws of Delaware ("Holdings LLC")

                                    Recitals

       In accordance with the terms of the Share Exchange Agreement, dated as
of March   , 1999, between WPS Ltd and Holdings LLC (the "Share Exchange
Agreement"), WPS Ltd has issued to Holdings LLC the WPS Ltd Exchange Shares (as defined in the Share Exchange Agreement) as consideration for the acquisition by WPS Ltd of all the outstanding common stock of First Long Island Investors, Inc., a New York corporation ("FLI Inc."); and

       In order to induce WPS Ltd to issue the WPS Ltd Exchange Shares and to satisfy a condition to the consummation of the transactions contemplated by the Share Exchange Agreement, Holdings LLC is willing to agree to certain restrictions on the transfer of the WPS Ltd Exchange Shares and to provide for certain circumstances under which of the WPS Ltd Exchange Shares will be subject to automatic repurchase by WPS Ltd, on the terms and conditions set forth in this Agreement.

       NOW, THEREFORE, in consideration of the covenants and conditions contained herein and in the Share Exchange Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

       1.1. Share Exchange Agreement Defined Terms. Terms defined in the Share Exchange Agreement shall, when used herein, have the meanings ascribed to them in the Share Exchange Agreement.

       1.2. Other Defined Terms. When used in this Agreement, the following terms shall have the following meanings:

              "2000 Lapse Date" shall mean January 1, 2000.

              "2001 Lapse Date" shall mean January 1, 2001.

          "2002 Lapse Date" shall mean January 1, 2002.

          "2003 Lapse Date" shall mean January 1, 2003.

          "Anniversary Shortfall" shall mean the amount, if any, by which (i) the sum of the Market Adjusted Value of the FLI Retained Accounts as of such date (including the Market Adjusted Value of any additional contributions to all Original FLI Accounts and Eligible New FLI Accounts included in the FLI Retained Accounts as of such date) is less than (ii) the value of the Original FLI Accounts as of the Effective Date (as set forth on Schedule A attached hereto).

          "Annual Installment" shall mean a number of WPS Ltd Exchange Shares equal to twenty (20%) percent of the total number of WPS Ltd Exchange Shares.

          "Eligible Additional Contribution" shall mean an additional contribution made after the Effective Date to either an Original FLI Account or an Eligible New FLI Account, subject in each case to the following conditions:
(i) each such contribution shall be eligible to be included in the accounts with respect to which fees are payable to FLI under the FLI Inc. Fee Agreement and (ii) Holdings LLC and its affiliates shall have confirmed that no split of investment advisory, management or performance fees with respect to such additional contribution is payable to Holdings LLC or its affiliates under any other fee sharing agreement.

          "Eligible New FLI Account" shall mean each new client account that at any time subsequent to the Effective Date becomes an account that (i) is eligible to be included in the accounts with respect to which fees are payable to FLI Inc. under the FLI Fee Agreement and (ii) Holdings LLC and its affiliates have confirmed is not an account with respect to which Holdings LLC or any of its affiliates is entitled to a split of investment advisory, management or performance fees under any other fee sharing agreement.

          "FLI Fee Agreement" shall mean the letter agreement dated January 11, 1989, between FLI Inc. and W.P. Stewart & Co., Inc., as amended December 31, 1998.

          "FLI Retained Account" shall mean any Original FLI Account or Eligible New FLI Account which, as of any Lapse Date, continues to be an account subject to the FLI Fee Agreement.

          "Market Adjusted Value" when used with respect to an Original FLI Account or an Eligible New FLI Account (and including any Eligible Additional Contribution to either) shall mean, as of any date of determination, the value of such account adjusted to eliminate any change in such value due to increases or decreases in the market value of such account since the Effective Date (in the case of an Original FLI Account), the date of the establishment of such account (in the case of a New FLI Account) or the date of such additional contribution (in the case of any Eligible Additional Contribution to such account made after the Effective Date or the date of establishment of the account).

          "Original FLI Account" shall mean each client account that was as of the Effective Date subject to the FLI Fee Agreement (as set forth on Schedule B attached hereto).

          "Permitted Holdings LLC Assignee" shall mean any Person who at such time is a member of Holdings LLC.

          "Released Share" shall mean any WPS Ltd Exchange Share for which the applicable Lapse Date has occurred and on such date the automatic repurchase condition applicable to such Share was not triggered.

          "Lapse Date" shall refer, collectively or individually to each of the 2000 Lapse Date, the 2001 Lapse Date, the 2002 Lapse Date and the 2003 Lapse Date.

                                    ARTICLE 2

                         AUTOMATIC REPURCHASE PROVISIONS

     2.1. Lapse of Repurchase Rights With Respect to WPS Ltd Exchange Shares. The automatic repurchase provisions of this Agreement shall lapse with respect to twenty (20%) percent of the WPS Ltd Exchange Shares on the Effective Date. The automatic repurchase provisions of this Agreement shall lapse with respect to the remaining WPS Ltd Exchange Shares in the following amounts as of midnight on the following dates:

               (i) twenty (20%) percent of the WPS Ltd Exchange Shares on the 2000 Lapse Date;

               (ii) twenty (20%) percent of the WPS Ltd Exchange Shares on the 2001 Lapse Date;

               (iii) twenty (20%) percent of the WPS Ltd Exchange Shares on the 2002 Lapse Date; and

               (iv) twenty (20%) percent of the WPS Ltd Exchange Shares on the 2003 Lapse Date.

     2.2. Effects of Lapse. Upon the lapse of the automatic repurchase provisions of this Agreement with respect to any WPS Ltd Exchange Share in accordance with Section 2.1 above on the Lapse Date applicable to such Share, such Share shall cease to be subject to the repurchase provisions set forth in
Section 2.3 below and the transfer restrictions set forth in Article 3 below.

     2.3.  Automatic Repurchase Provision.

               (a) Automatic Repurchase Condition. On each Lapse Date, the Annual Installment eligible for repurchase on such date shall be automatically repurchased by WPS

Ltd, to the extent provided in subsection (b) of this Section 2.3, if as of such Lapse Date there exists an Anniversary Shortfall.

        (b) Calculation of Repurchased Shares. On any Lapse Date on which the repurchase condition set forth in subsection (a) of this Section 2.3 has been triggered, WPS Ltd Exchange Shares included in the Annual Installment eligible for repurchase on such date shall be automatically repurchased by WPS Ltd for consideration of $BD .001 per share (payable in accordance with Section 2.3(c) below) in an amount determined by multiplying (i) the total number of WPS Ltd Exchange Shares included in such Annual Installment by (ii) a fraction the numerator of which shall be the Anniversary Shortfall applicable to such Lapse Date and the denominator of which shall be the value of the Original FLI Accounts as of the Effective Date. Any shares automatically repurchased by WPS Ltd on any Lapse Date in accordance with this Agreement will be deemed repurchased as of such Lapse Date without the requirement, as between the parties hereto, of any action by WPS Ltd, Holdings LLC or any other Person.

        (c) Prepayment of Repurchase Consideration. WPS Ltd has paid to Holdings LLC on the date hereof, and by executing this Agreement Holdings LLC acknowledges receipt of, an amount equal to $BD 1,200 as prepayment by WPS Ltd in full of the consideration for the repurchase of all WPS Ltd Exchange Shares in accordance with this Agreement. Holdings LLC agrees that it will, upon the written request of WPS Ltd delivered after the 2003 Lapse Date, remit to WPS Ltd any portion of such amount that has not been applied to the repurchase of WPS Ltd Exchange Shares hereunder.



                                   ARTICLE 3

                       TRANSFER RESTRICTIONS AND LEGENDS

        3.1 Transfer Restrictions. Except as permitted by Section 3.3 below, no WPS Ltd Exchange Share may be sold, assigned, transferred, pledged or hypothecated until such Share has become a Released Share.

        3.2 Legends.

            (a) Legend Regarding Repurchase. Each certificate representing WPS Ltd Exchange Shares shall bear the following legend at all times prior to the date on which such Share becomes a Released Share:

                "The shares represented by this certificate are subject to a Stock Restriction Agreement dated as of ____________, 1999 which provides for certain restrictions on transfer and sets forth certain circumstances in which these shares will be subject to repurchase by the Company. A copy of such Stock Restriction Agreement may be obtained by the Holder hereof at the Company's principal place of business without charge. The

               Lapse Date (as defined in such Agreement) applicable to the shares represented by this certificate is _______________________."

Upon the written request of Holdings LLC, the Agent or any Permitted FLI Assignee certifying that WPS Ltd Exchange Shares have become Released Shares, Holdings LLC will cause a certificate representing such shares to be issued without the foregoing legend in exchange for a certificate bearing such legend.

               (b) Securities Act Legend. Each certificate representing WPS Ltd Exchange Shares shall bear a legend in substantially the following form:

                    "The securities represented by this certificate have not been registered under the United States Securities Act of 1993, as amended (the "Act") and may not be sold or transferred in the absence of an effective registration statement under the Act or an exemption from registration thereunder."

          3.3. Permitted Transfers. Notwithstanding any provision to the contrary herein, Holdings LLC shall be permitted to transfer WPS Ltd Exchange Shares to any Permitted Holdings LLC Assignee, and any Permitted Holdings LLC Assignee may in turn transfer WPS Ltd Exchange Shares owned by it to another Permitted Holdings LLC Assignee, if, but only if, each of the following conditions precedent have been satisfied with respect to each such transfer:

               (i) the transferee in the proposed transfer shall have executed a written undertaking acknowledging notice of, and agreeing to be bound by, the terms of this Agreement applicable to Holdings LLC;

               (ii) the transferee in the proposed transfer shall have executed a written guaranty pursuant to which such transferee will agree to guaranty (on a basis in which recourse is strictly limited to the WPS Ltd Exchange Shares received by such transferee and any other securities issued with respect thereto or in exchange therefor) any liability that Holdings LLC may have to WPS Ltd under the indemnification provisions set forth in Article 10 of the Share Exchange Agreement; and

               (iii) the transferee in the proposed transfer will authorize the Agent (as defined below) to retain physical possession of the certificate representing the WPS Ltd Exchange Shares owned by such transferee in accordance with the provisions of Article 4 of this Agreement until such shares become Released Shares.

                                   ARTICLE 4

                   APPOINTMENT OF AGENT WITH RESPECT TO SHARES
                    OWNED BY PERMITTED HOLDINGS LLC ASSIGNEES

     4.1. Appointment of Agent. Holdings LLC hereby agrees to act as agent (the "Agent") to retain physical possession of all certificates representing WPS Ltd Exchange Shares that have been transferred to a Permitted Holdings LLC Assignee until such shares become Released Shares in accordance with the terms of this Agreement.

     4.2. Rights Relating to Shares Prior to Applicable Lapse Date. Notwithstanding the physical possession by the Agent of any WPS Ltd Exchange Shares owned by a Permitted Assignee (i) such Permitted Holdings LLC Assignee shall be the registered, record owner of all WPS Ltd Exchange Shares owned by it, (ii) all voting or consensual rights relating to such WPS Ltd Exchange Shares may be exercised by such Permitted Holdings LLC Assignee and (iii) such Permitted Holdings LLC Assignee shall have the right to receive all dividends or other distributions made in respect of the WPS Ltd Exchange Shares owned by it.

                                   ARTICLE 5

                                 MISCELLANEOUS

     5.1. Notices. Any notice hereunder to a party shall be deemed to be properly served if in writing and delivered or mailed to, in the case of WPS Ltd (with a contemporaneous copy by telex or facsimile transmission):

in the case of:

     W.P. Stewart & Co., Ltd.
     Trinity Hall
     43 Cedar Avenue
     P.O. Box HM LX
     Bermuda
     Attention: John C. Russell

in the case of Holdings LLC:

     First Long Island Holdings, LLC
     1 Jericho Plaza
     Jericho, NY 11573
     Attention: Bruce A. Siegel, Esq.

or to such other address as may have been furnished in writing by such party to the other parties to this Agreement, and shall be deemed to have been given as of the time delivered or mailed registered or certified mail, postage paid, except that notice of termination pursuant hereto shall be effective only upon receipt.

       5.2. Prior Agreements; Modifications; Waivers. This Agreement shall supersede all other prior agreements, documents or other instruments with respect to the matters covered hereby. This Agreement may be amended or modified at any time by written agreement of the parties hereto, at any time before or after approval thereof by the stockholders of either or both constituent corporations.

       5.3. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

       5.4. Governing Law. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of the Island of Bermuda.

       5.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officers as of the date first above written.


                                          W.P. STEWART & CO., LTD.


                                          By: /s/ John C. Russell
                                              ----------------------------------
                                          Title:  John C. Russell
                                                  MANAGING DIRECTOR

                                          FIRST LONG ISLAND INVESTORS, LLC

                                          By: /s/ Robert D. Rosenthal
                                              ----------------------------------
                                          Title: Manager